EXHIBIT 2.2

AIA Document G701-2001	Owner☒
Change Order	Architect☒
Contractor☒
Field☒
Other☐

PROJECT (Name and address)	CHANGE ORDER NUMBER:	003
HARD ROCK HOTEL & CASINO
777 BEACH BOULEVARD	DATE:	March 29, 2005
BILOXI, MS 39530

TO CONTRACTOR (Name and address)	ARCHITECT’S PROJECT NO:	23020
ROY ANDERSON CORP	CONTRACT DATE:	December 24, 2003
PO BOX 2	CONTRACT FOR	Hard Rock Construction
GULFPORT, MS 39502

THE CONTRACT IS CHANGED AS FOLLOWS

1 Ruth's Chris Tenant space Build Out	999,393
The scope of this project shall include drawings and specification as listed below:
a. Architecture Drawings - Dated 1/21/05
Drawing list: T-1, A-1.0, A-1.1, A-1.2, A-1.3, A-1.4, A-1.5, A-1.6, A-2.0, A-3.0, A-3.1, A-3.2, A-3.3, A-4.0, A-4.1, A-5.0, A-6.0, A-6.1
b. Specification, Dated 1-21-05
c. Electrical requirement - Design Build by Haynes Electric
d. Mechanical - Design Build by Donaghey Mechanical
e. Exclusion
– Furnish and install Kitchen Equipment. Final connection for Electrical and Plumbing are included for all the kitchen equipment.
– Furnish and install booth fabric
– Furnishing of all Architecture light fixture. Installation of fixtures included
– Installation of Exhaust hoods and the stainless steel wall cover
– Receiving and installation of all furniture package
– Receiving and installation of safe and lobster tank
– Furnishing and installation of table padding
– Hanging Art Works
Total	999,393

The Original Contract Sum Was	$81,957,183
The Net Change By Previously Authorized Change Orders	$6,793,694
The Contract Sum Prior To This Change Order Was	$88,750,877
The Contract Sum Will Be Increased By This Changer Order in the Amount of	$999,393
The New Contract Sum lncluding This Change Order Will Be	$89,750,270

The Contract Time will be increased by Zero (0) Days
The date of Substantial Completion as of the date of this Change Order therefore is	8/23/2005

NOTE: This Change Order does not include changes in the Contract Sum, Contract Time or Guaranteed Maximum Price Which have been authorized by Construction Change Directive until the cost and time have been agreed upon by both the Owner and Contractor, in which case a Change Order is executed to supersede the Construction Change Directive

NOT VALID UNTIL SIGNED BY THE ARCHITECT, CONTRACTOR AND OWNER

Paul Steelman Design Group	Roy Anderson Corp	Premier Entertainment Biloxi LLC (Premier)
ARCHITECT (Firm Name)	CONTRACTOR (Firm Name)	OWNER (Firm Name)
Premier Finance Biloxi Corp (PFC)
3330 W Desert Inn Road	P.O. Box 2	P.O. Box 268
Las Vegas, NV 89102	Gulfport, MS 39502	Biloxi, MS 39533-0268
ADDRESS	ADDRESS	ADDRESS

/s/ Robert Murphy	/s/ Meng Chai	/s/ Joe Billhimer
BY (Signature)	BY (Signature)	BY (Signature)
For Premier and PFC
Robert Murphy	Meng Chai	Joe Billhimer
(Type Name)	(Type Name)	(Type Name)

03/30/2005	3/30/05	3/30/05
DATE:	DATE:	DATE:

AIA Document G701 - 2001. Copyright 1978 and 2001 by The American Institute of Architects.  All rights reserved.  Warning: This AIA Document is protected by the U.S. Copyright Law and International Treaties.  Unauthorized reproduction or distribution of this AIA Document, or any Portion of it, may result in severe civil and criminal penalties and will be prosecuted to the maximum extent possible under the law.  This document was produced by AIA software under Order No 1000097216_1 which expires on 2/8/2005, and is not for resale.